MERRI NICKERSON, CPA
                              4711 S. FARR RD
                             SPOKANE, WA  99206
                               (509) 928-2495
                             Fax (509) 892-2166






            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




     I hereby consent to the inclusion in a Registration Statement on Form SB-2 of my report dated October 15, 2002 accompanying the audited Statement of Financial Position of Nutri Berry Industries, Inc., at September 30, 2002 and for the years ended December, 31 2001, 2000 and the period from August 16, 1996 through December 31, 2002 and the related Statements of Loss and Deficit, Statements of Cash Flows for the periods then ended and Statements of Changes in Shareholders' Equity and be named as an expert.


October 15, 2002


/s/ Merri Nickerson, CPA
Spokane, WA